Autodesk Press Release

Investors: Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Press: Taylor Long, (541) 231-9695
taylor.long@autodesk.com
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Autodesk Appoints Stephen Milligan to Board of Directors
SAN RAFAEL, CA, Dec. 14, 2018 -- Autodesk, Inc. (NASDAQ: ADSK) announced the appointment of Stephen Milligan to its Board of Directors, effective December 13, 2018. Milligan has more than 30 years of executive operational and financial leadership experience and currently serves as chief executive officer of Western Digital Corporation.

“Steve brings incredible expertise in technology, operations and finance, so I’m delighted to welcome him to the board,” said Stacy Smith, chairman of the board of Autodesk. “I’m confident his presence will benefit Autodesk and its shareholders as we drive sustainable growth and returns.”

“Steve is an excellent addition to the Autodesk board,” said Andrew Anagnost, Autodesk president and CEO. “He brings a wealth of experience in transforming companies and driving growth that will be invaluable as we continue our journey to become a SaaS driven Design and Make solutions provider.”

Prior to Western Digital, Milligan was president and chief executive officer of Hitachi Global Storage Technologies (Hitachi GST). During his tenure, Milligan led Hitachi GST through a financial and operational turnaround.

Before joining Hitachi GST in 2007, Milligan was Western Digital's senior vice president and chief financial officer. He originally joined Western Digital in 2002 as vice president, Finance. Previously, he spent five years with Dell in senior finance roles after starting his career with Price Waterhouse.

Milligan serves on the board of directors for Western Digital and Ross Stores, Inc. and holds a bachelor's degree in accounting from The Ohio State University.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything.

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